EMPLOYMENT AGREEMENT


     AGREEMENT, made as of the 19th day of December, 1997, by and among Global DirectMail Corp (the "Company" or "Global") and Steven M. Goldschein (the "Employee").

                                    RECITALS

     The Company wishes to employ the Employee upon the terms and conditions set forth in this Agreement.

     The Employee is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, it is mutually agreed as follows:

     1. EMPLOYMENT.

     (a) TITLE. The Company hereby agrees to employ the Employee, as Senior Vice President and Chief Financial Officer of the Company, and the Employee hereby accepts such employment, effective on the date hereof, on the terms and conditions set forth herein. In addition to such other duties as may be determined by the Board of Directors of the Company, consistent with the duties stated herein, the Employee shall have general responsibility for managing the financial affairs of the Company, subject to the authority and direction of the Chief Executive Officer and the Board of Directors. The Employee shall perform his duties primarily at the Company's offices located in Port Washington, New York subject to travel and other duties outside of such location consistent with the Company's business as the Board of Directors shall reasonably determine.

     (b) TERM. The term of employment of the Employee by the Company under this Agreement shall commence on January 5, 1998 and shall continue for a period of two (2) years (the initial "Employment Period"), unless earlier terminated as provided in Section 4 hereof. This agreement shall thereafter continue from year to year unless terminated by either party by written notice to the other party at least ninety days prior to the end of the then current yearly Employment Period.

     (c) DUTIES. In performing his duties. the Employee shall report to the Chief Executive Officer and Board of Directors and shall be subject to the direction of the Chief Executive Officer and Board of Directors of the Company. The Employee shall devote his full working time. attention and skill to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company.

     2. COMPENSATION.

     (a) BASE SALARY. For the performance of all duties, responsibilities and services by the Employee hereunder during the Employment Period, the Company shall pay to the Employee, and the Employee agrees to accept, a base salary (the "Base Salary' ) at an annual rate of Three Hundred and Ten Thousand Dollars ($310,000), payable in accordance with the Company's normal payroll practices. In addition, Employee shall be entitled to receive a bonus during the first year of the Employment Period in an amount up to Seventy Five Thousand Dollars ($75,000) (the "Bonus") contingent upon the Company achieving certain performance targets for each year, as mutually agreed upon by the Employee and the Board of Directors. The Bonus, if earned shall be paid by the Company to Employee within 75 days following the end of each calendar year during the Employment Period. The Bonus for the second year of the Employment Period shall be in an amount and subject to such terms as agreed between the Company and the Employee.

     (b) PARTICIPATION IN BENEFIT PLANS. The Employee shall be entitled to participate in and receive benefits under all medical plans or other employee insurance or benefit plans and arrangements that are made available to executive employees of the Company and on the terms that such plans, insurance and arrangements are made available to executive employees of the Company. to the extent Employee is eligible to participate in such plans. To the extent that any such plan or arrangement generally permits the participation or coverage of dependents of the employees of the Company, the Employee's dependents may participate in or be covered under such plan or program. Notwithstanding the foregoing. the Employee's coverage under the Company's medical and dental plans shall become effective immediately upon the date hereof.

     (c) EXPENSES. During the Employment Period, the Employee shall be entitled to receive reimbursement for all ordinary and necessary business expenses reasonably incurred by him in accordance with industry custom in performing services hereunder, provided that the Employee provides the Company with written documentation, satisfactory to the Company, evidencing such expenses.

     (d) VACATIONS AND HOLIDAYS. The Employee shall be entitled to four (4) weeks of paid vacation in each twelve (12) month period. At no time. however, shall Employee take more than two (2) weeks of vacation consecutively. The Employee shall have the holidays and sick days as determined by the Company's policies in effect on the date hereof and as amended.

     (e) OPTIONS. As soon as practicable after the date hereof, the Company shall grant to the Employee an option to purchase 75,000 shares of the Company's common stock exercisable at an exercise price per share equal to the market value on the date of grant in accordance with the Company's standard stock option agreement for executive employees as set forth in the Company's 1995 Long Term Stock Incentive Plan provided, however, that such option shall vest over a period of five years beginning one year from the date of grant at the rate of 20% per year.

     3. TERMINATION

     (a) DEATH. The Employee's employment hereunder shall terminate upon his death.

     (b) TERMINATION RESULTING FROM DISABILITY. If the Employee becomes disabled during his employment hereunder so that he is unable substantially to perform his services by regularly attending on a daily basis to his duties hereunder (i) for a period of three (3) consecutive months, or (ii) for an aggregate of ninety
(90) days within any period of six consecutive months, then this Agreement may be terminated by the Board of Directors within ten (10) days after the expiration of the applicable time period, by providing Employee with written notice thereof.

     (c) CAUSE. The Company may terminate the Employee's employment hereunder for "Cause." For the purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder upon (i) the continued failure by the Employee, for a period of three days after receipt of notice to comply with any policies of the Company or any directions of the Board of Directors consistent with the Employee's duties hereunder (including the Employee's responsibility to devote his full working time and attention to the business of the Company), other than any such failure resulting from the Employee's incapacity due to disability, or (ii) the conviction of the Employee of a felony (or a plea of nolo contendere with respect thereto) or other conviction or judgment against the Employee involving the Employee's dishonest or illegal actions, (iii) the Employee's gross negligence or willful misconduct or breach of any of the material terms or conditions of this Agreement coupled, in the case of such breach, with the failure to cure the same within three days after the receipt of notice thereof, (iv) Employee engaging in an act of theft, fraud or dishonesty, involving the Company, or (v) the Employee making any false, disparaging or malicious statement, oral or written, about the Company or its subsidiaries (collectively the "Global Companies") or any director, officer or employee of the of the Global Companies which is injurious to the business or operations of any of the Global Companies, or which may in any material respect interfere with the goodwill of any of the Global Companies or its relations with customers or suppliers.

     (d) VOLUNTARY RESIGNATION. The Employee may terminate his employment by providing the Company with ninety (90) days prior written notice.

     (e) WITHOUT CAUSE. The Company may terminate the Employee without "Cause" at any time prior to the expiration of the Employment Period upon three months prior written notice.

     (f) NOTICE OF TERMINATION. If the Employee's employment hereunder is terminated pursuant to Section 3(b). 3(c) or 3(e) hereof, the Company shall give the Employee written notice of termination (the "Notice of Termination"). Any Notice of Termination delivered by the Company pursuant to Section 3(b) or 3(c) hereof shall indicate the applicable termination provision in this Agreement relied upon to provide a basis for termination of the Employee's employment. In the case of any termination pursuant to Section 3(c), the Notice of Termination shall also set forth the factual basis for the termination.

     (g) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death, (ii) if the Employee's employment is terminated pursuant to Section 3(b) hereof, ten (
10) days after the date the Notice of Termination is given, (iii) if the Employee's employment is terminated pursuant to Section 3(c) hereof, immediately following the giving of the Notice of Termination; (iv) if the Employee voluntarily resigns pursuant to Section 3(d) hereof, on the day following the ninety (90) day period set forth therein or such earlier day following the Company's receipt of the notice set forth therein as the Company shall determine in its sole discretion, and (v) if the Employee's employment is terminated pursuant to Section 3(e) hereof, three (3) months following the giving of the Notice of Termination

     4. COMPENSATION UPON TERMINATION

     (a) DISABILITY. If the Employee's employment is terminated pursuant to
Section 3(b) as a result of the Employee's Disability, the Company shall pay to the Employee the applicable portion of his Base Salary due through the Date of Termination at the Rate in effect at the time Notice of Termination is given, and following such payment have no further obligation (relating to the Employee's status as an employee) to the Employee under this Agreement: provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms. In addition, the Company shall pay to the Employee that portion of the Bonus. on the date set forth herein, that is equal to the number of days the Employee was employed by the Company, in the year that such Date of Termination occurred, divided by 365 and multiplying the result thereof by the Bonus otherwise payable through the end of the year in which such Date of Termination occurred, as if such termination had not occurred.

     (b) DEATH. If the Employee's employment shall be terminated by reason of his death, the Company shall pay to such person as the Employee shall have previously designated, in a notice filed with the Company, or, if no such person shall have been designated, to his estate, the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect on the date of death and, following such payments, the Company shall have no further obligations (relating to the Employee's status as an employee) to such designated person or the Employee's estate, as the case may be, under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms. In addition, the Company shall pay to such designated person or the estate that portion of the Bonus. on the date set forth herein, that is equal to the number of days the Employee was employed by the Company, in the year that such Date of Termination occurred, divided by 365 and multiplying the result thereof by the Bonus otherwise payable through the end of the year in which such Date of Termination occurred, as if such termination had not occurred.

     (c) CAUSE. If the Employee's employment shall be terminated pursuant to
Section 3(c), the Company shall pay the Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time Notice of Termination is given and, following such payments, the Company shall have no further obligation (relating to the Employee's status as an employee) to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms.

     (d) VOLUNTARY RESIGNATION. If the Employee voluntarily resigns pursuant to
Section 3(d), the Company shall pay Employee the applicable portion of his Base Salary due through the applicable Date of Termination at the rate in effect at the time notice is given to the Company and, following such payments, the Company shall have no further obligation relating to the Employee's status as an employee to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disability or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance visit its terms.

     (e) WITHOUT CAUSE. If the Employee's employment shall be terminated without "Cause" pursuant to Section 3(e), the Company shall pay the Employee, as severance pay, the applicable portion of his Base Salary due through six (6) months (the "Severance Period") following the applicable Date of Termination at the rate in effect at the time Notice of Termination is given and, following such payments, the Company shall have no further obligation (relating to the Employee's status as an employee) to the Employee under this Agreement provided, however, that the foregoing shall have no effect upon any benefits due the Employee under any disabilities or medical plan or other employee benefit plan or arrangement of the Company then in effect and provided further that any stock option held by the Employee shall continue to be exercisable in accordance with its terms. In addition, the Company shall pay to the Employee that portion of the Bonus, on the date set forth herein, that is equal to the sum of the number of days the Employee was employed by the Company and the number of days constituting the Severance Period, in the year that such Date of Termination occurred, divided by 365 and multiplying the result thereof by the Bonus otherwise payable through the end of the year in which such Date of Termination occurred, as if such termination had not occurred.

     (f) ACCRUED VACATION UPON TERMINATION. Upon termination the Employee shall be paid for all accrued vacation up to a maximum of four (4) weeks based on the Base Salary then in effect provided that the Employee shall have been afforded the opportunity to take the available vacation days during each twelve month period.

     5. SUCCESSORS. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives. executors administrators, successors, heirs, distributees and legatees. This Agreement and all rights and obligations of the Company hereunder shall inure and be binding on any person, firm or corporation which shall become the owner of substantially all of the assets or capital stock of the Company or which shall succeed to the business of the Company or with which the Company may be consolidated or merged; provided, however that in the absence of the express written agreement of the Employee, the Company shall not be released from its obligations to Employee in the event of any such transaction. and the Company shall be deemed to guaranty the obligations of such person, firm or corporation to the Employee under this Agreement in the event of such transaction.

     6. CONFIDENTIAL INFORMATION; NON-COMPETITION; INVENTIONS.

     (a) CONFIDENTIAL INFORMATION. From and after the date hereof, except for the carrying out of Employee's duties under this Agreement and except as may be required by law, the Employee shall not, directly or indirectly, communicate or make available to anyone other than the Global Companies and their respective directors, officers, authorized agents or advisors, any trade secret or other proprietary or confidential information with respect to the Global Companies, including, but not limited to, any of the products, services, designs or styles. inventions improvements, know-how, processes, customers, suppliers, methods of operation, marketing or distribution, systems, procedures, policies or methods of the Global Companies that constitute trade secrets or other proprietary or confidential information; provided, however, that "confidential information" shall not include any information: (I) known generally to the public (other than as a result of unauthorized disclosure by the Employee), or (II) that is readily ascertainable by lawful means. Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such confidential information and all property of the Company or any other of the Global Companies, which he may then possess or have under his control.

     (b) COVENANT NOT TO COMPETE. During the period that the Employee is employed by the Company pursuant to this Agreement and for a period of one ( 1 ) year after the termination of this Agreement pursuant to Section 3(c), 3(d) or 3(e) (the Non-Compete Period"), the Employee hereby covenants and agrees with the Company that, unless acting as an officer, employee, consultant or stockholder of the Company, the Employee will not, directly or indirectly, anywhere in the United States (the "Territory"), (i) compete, directly or indirectly, as an officer, director, shareholder, partner, investor, agent, employee or otherwise, with the Company in the business or activities in which the Company is now engaged; (ii) directly or indirectly, on his own behalf or on behalf of or as an officer, director, shareholder, partner. investor, agent, employee or otherwise, of any other person or entity, contact or approach any person or business, wherever located, for the purpose of competing with the Company's business, in the Territory; (iii) participate as an officer, director, shareholder, partner, investor, agent, employee or otherwise, or have any other direct or indirect financial interest in, any enterprise which engages in the Company's business in the Territory; provided, however, that the Employee may own up to two (2%) percent of the capital stock of any corporation (other than the capital stock of the Company as to which this clause (iii) shall not apply), required to file reports pursuant to the Securities Exchange Act of 1934; or
(iv) directly or indirectly, hire, solicit or encourage to leave the employment of the Company, any employee or agent of the Company.

     (c) INVENTIONS. The Employee agrees that all processes, technologies and inventions including new contributions, improvements, formats, packages, programs. systems, machines, compositions of matter manufactured, developments, applications and discoveries which are related in any manner to the business (commercial or experimental of the Company during the term hereof (collectively, "New Developments"), whether patentable or not, conceived, developed, invented or made by him or jointly with others during the period of his employment with the Company, shall belong to the Company and the Company shall be the sole owner of all the products and proceeds of the Employee's services, including intellectual or literary property in any form. The Employee shall further: (a) promptly disclose such New Developments to the Company; (b) assign to the Company, without additional compensation, all patent or other rights to such New Developments for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship, all at the sole cost and expense of the Company.

     (d) REMEDIES. The Employee expressly agrees that upon any breach or violation of the provisions of this Section 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to temporary and/or permanent injunctive relief in any court of competent jurisdiction and such damages as are provided at law or in equity. The Employee hereby acknowledges and agrees that the covenants contained in this Section 7 are reasonable and fully necessary for the protection of the legitimate interests of the Company and, at the same time are neither harsh nor oppressive to the rights or interests of the Employee nor will such restrictions prevent the Employee from earning a livelihood. In the event that any court of competent jurisdiction determines that the restrictions provided for in this Section 6 are unreasonable or otherwise unenforceable, the invalidity or unenforceability of any of such restrictions shall not affect any of the remaining provisions of this Agreement (including, without limitation, the remaining provisions of this Section 6 not found to be unreasonable or otherwise unenforceable) and a court or other trier of fact may make modifications necessary to correct any unreasonable or unenforceable term and enforce the Companies' intent to the maximum extenal. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 6.

     7. WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may. in its sole discretion. accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

     8. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid.

         If to the Employee:

                  Steven M. Goldschein
                  2075 Blanche Lane
                  Merrick, NY  11566

         If to the Company:

                  Richard Leeds, CEO
                  Global DirectMail Corp
                  22 Harbor Park Drive
                  Port Washington, N.Y. 11050


or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient forty-eight hours after the day it is so placed in the mail.

     9. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

     10. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

     11. VALIDITY. The invalidity or unenforceability of any provision or provisions to this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. which shall remain in full force and effect.

     12. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts. each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     13. WAIVERS. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                     Global DirectMail Corp



                                     By:  /S/ RICHARD LEEDS
                                          Richard Leeds, Chairman
                                          and CEO



                                          /S/STEVEN M. GOLDSCHEIN
                                          Steven M. Goldschein